Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama	Contact: Jef Baker
Riverview Bancorp, Inc. 360-693-6650	Merchants Bancorp 503-674-3401

RIVERVIEW COMMUNITY BANK AND MBANK ANNOUNCE SIGNING OF
A PURCHASE AND ASSUMPTION AGREEMENT

VANCOUVER, WASHINGTON AND GRESHAM, OREGON — September 29, 2016 – Riverview Bancorp, Inc. (NASDAQ: RVSB) ("Riverview Bancorp"), and its wholly owned subsidiary, Riverview Community Bank ("Riverview"), and Merchants Bancorp and its wholly owned subsidiary MBank, announced that they have entered into a Purchase and Assumption Agreement (the "Agreement"). Pursuant to the Agreement, Riverview will acquire certain assets and assume certain liabilities of MBank in a cash transaction. The Agreement also provides that Riverview Bancorp will assume the obligations of Merchants Bancorp's trust preferred securities.

As part of the transaction, Riverview will acquire certain assets of MBank, including approximately $130 million in net loans and will assume certain liabilities, including approximately $128 million of MBank's customer deposits (utilizing June 30, 2016 financial information). The transaction is expected to be accretive to earnings in the first full year and we anticipate it will close in the quarter ending March 31, 2017 subject to customary closing conditions, including regulatory approval and the approval of Merchants Bancorp's shareholders. Additional information concerning the transaction, including an investor presentation, will be contained in a Form 8-K filed by Riverview Bancorp with the SEC and also will be available on Riverview's website at http://investors.riverviewbank.com/Docs.

"This is a natural geographic expansion for Riverview, fitting well into our strategy of increasing market share in Oregon. Our two banks have identical missions – to provide our clients with the local, personal service you can only receive from a true community bank. We are excited to welcome MBank's customers," said Pat Sheaffer, chairman and chief executive officer of Riverview.

Jef Baker, president and chief executive officer of MBank, added, "It's a wonderful fit, where product offerings are similar and the resources available to our customers are greatly enhanced, including additional branches and a full service trust and asset management company. Riverview and MBank share the same passion for customer service. I want to thank MBank's customers and employees for their continued loyalty and support."

All MBank locations will continue to operate as MBank branches until the transaction is completed.  Upon closing, the MBank branches will become part of Riverview Community Bank's branch network.  Following the transaction, no banking services will be provided by MBank.

About Riverview Bancorp, Inc.:
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $932 million at June 30, 2016, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. For the past three years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

About Merchants Bancorp:

Merchants Bancorp is headquartered in Gresham, Oregon and is the bank holding company for MBank, an Oregon chartered commercial bank with three branch offices located in Gresham, Portland (on Stark Street near I-205) and Lake Grove, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the business of MBank and its affiliates, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for all parties to receive regulatory approvals as provided for in the Agreement, the ability of the parties to successfully consummate the Transaction as contemplated in the Agreement, the ability for Riverview to maintain deposit balances assumed from MBank and earn a positive net interest spread on those deposits, incremental overhead costs to Riverview, and other factors set forth as "Risk Factors" at Part II, Item 1A in the Company's Form 10-K for the year ended March 31, 2016.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.